EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into effective as of August 17, 2017 (the “Effective Date”) by and between PDC TN/FL, LLC, a Delaware limited liability company (the “Purchaser”), and Nashville Speedway, USA, Inc., a Delaware corporation (the “Seller”).

WITNESSETH:

WHEREAS, Seller is the owner in fee simple of parcel of land containing approximately 150 acres located at 4847-F McCreary Road, Lebanon, Wilson County, Tennessee 37090 being identified by the Wilson County assessor’s office as tax parcel number 141-02600-00023141 as more particularly described on Exhibit A attached hereto and incorporated herein by reference (hereinafter referred to as the “Land”) and the exact description of the Land shall be shown on the Survey (as defined herein) mutually approved by Seller and Purchaser;

WHEREAS, Purchaser desires to purchase from Seller the Land, any improvements related thereto (the “Improvements”), and any rights, privileges, and easements, if any, appurtenant to the Land, including, without limitation, and other water, sewer, mineral and air rights and rights of way related thereto (collectively the “Property”) and Seller desires to sell and transfer the same to Purchaser;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1: PROPERTY TO BE SOLD

1.1 Property to be Sold. Purchaser agrees to buy and Seller agrees to sell and convey all of Seller’s right, title and interest in and to the Property, pursuant to the terms and conditions set forth herein. Except as otherwise expressly provided herein, the Property is being sold AS IS, WHERE IS. Title to the Land shall be conveyed as provided herein.

ARTICLE 2: PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be Thirty-Five Thousand Dollars ($35,000.00) per acre and shall be paid at Closing (as defined in Section 6.1 herein) by wire transfer received by Seller or the closing agent, as applicable, subject to a credit to Purchaser for the Earnest Money (as defined in Section 2.2 below) and closing adjustments as set forth herein. Upon approval of the Survey, the Purchase Price shall be adjusted based upon $35,000 per acre multiplied by the actual number of acres shown on the Survey to the one-hundredths place (example: 149.57 acres).

2.2 Earnest Money. Purchaser has deposited with Fidelity National Title Insurance Company (the “Title Company”), the sum of Seven Hundred and Fifty Thousand Dollars ($750,000.00) (the “Earnest Money” shall include the referenced deposit, any additional deposit and any interest accrued thereon) to be held in escrow by the Title Company.

2.3 Escrow. The Earnest Money delivered to the Title Company shall be held in trust for the mutual benefit of the parties subject to the terms and conditions of this Agreement. The Earnest Money shall be deposited by the Title Company in an interest bearing insured account with a reputable lending institution, with the interest thereon to accumulate until such time as the Earnest Money is released. If this Agreement terminates under circumstances which would permit forfeiture of the Earnest Money to Seller, Seller will receive all interest accrued thereon; likewise, if this Agreement terminates under conditions allowing the Purchaser to receive a refund of the Earnest Money, Purchaser will receive all interest accrued thereon. If the sale of the Property closes as contemplated, Purchaser will receive the benefit of the Earnest Money and interest accrued thereon as a credit against the Purchase Price. Any payments of income from the Earnest Money shall be subject to withholding regulations then in force with respect to United States taxes. In the event the Earnest Money is invested in an interest bearing account, then Seller and Purchaser shall provide Title Company with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certification, and Title Company shall be permitted to hold the Earnest Money until it receives such forms.

2.4 No Liability of Holder of Earnest Money. Seller and Purchaser each agree to indemnify Title Company and to hold Title Company harmless from and against any and all liabilities incurred by Title Company in connection with holding the Earnest Money under this Agreement, except to the extent due to Title Company’s willful misconduct or gross negligence. In the event of any dispute or question as to the duties of Title Company hereunder, Title Company shall be entitled, in Title Company’s sole discretion, without liability to any person having any claim to the Earnest Money, to refuse to perform any act other than to retain the Earnest Money until Title Company’s obligations hereunder have been finally determined by a court of competent jurisdiction, or until Title Company has received appropriate instructions in writing signed by the Seller and Purchaser. Title Company may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken by it in good faith in accordance with such advice, unless caused by the willful misconduct or gross negligence of Title Company. Title Company does not have any interest in the Earnest Money deposited hereunder but is serving as escrow holder only and having only possession thereof.

ARTICLE 3: REPRESENTATIONS, WARRANTIES AND COVENANTS

Seller hereby represents, warrants and covenants to Purchaser as follows, which shall be true as of the Effective Date and as of the Closing Date:

3.1 Authority of Seller. Seller has the right and authority to enter into this Agreement and to sell the Property in accordance with the terms and conditions hereof. The individual executing this Agreement on behalf of Seller has the right and authority to bind Seller to the terms and conditions of this Agreement without joinder or approval of any other party.

3.2 Deliveries. Seller has previously delivered to Purchaser due diligence materials related to the Property. Prior to Closing Seller shall furnish Purchaser with copies of any other information which may be reasonably requested by Purchaser, within a reasonable amount of time. Purchaser will return all documents furnished to Purchaser from Seller in the event the sale contemplated herein is not consummated. Seller’s obligation to deliver the above-described items to Purchaser may, without limitation, be satisfied by providing Purchaser with access to an internet site containing electronic copies of the items to be delivered by Seller. Seller makes no representation or warranty as to the truth or accuracy of data or information provided in third party documents relative to title, survey, engineering, geotechnical or environmental matters and Purchaser agrees that it is not relying on Seller or Seller’s agents or consultants relative to its due diligence in such areas.

3.3 Compliance with Existing Laws. All licenses, certificates and permits, if any, required to own, operate, use and maintain the Real Property according to its present use shall be transferred to Purchaser at Closing (the “Licenses”), to the extent transferrable, and with the understanding that the Property is not in operation currently and is not being purchased with a view towards operating it as an auto track and as such no licenses, certificates or permits relating to such use are contemplated by this provision. To Seller’s knowledge, the Real Property is not in violation of any laws, rules, statutes or regulations applicable to the Property, including, without limitation, any laws, rules, statutes or regulations related to environmental protection, wetlands, or public health and safety. From the Effective Date until the Closing, Seller shall comply in all material respects with any laws, rules, statutes or regulations applicable to the Property.

3.4 No Management Agreements, Leases, and Service Contracts. There are no real estate management and/or leasing agreement, maintenance agreement, security contract, service contract, or other agreements with respect to the Property.

3.5 No Condemnation; No Litigation. There are no condemnation or eminent domain proceedings pending against the Real Property, and Seller has received no written notice and has no knowledge of any such proposed condemnation or eminent domain proceeding. Seller knows of no cause of action or litigation pending against or involving the Real Property or Seller which would affect the Real Property, and Seller has received no written notice of any threat of such litigation.

3.6 Condition of Property. The physical condition of the Property shall not materially adversely change between the Effective Date and the date of Closing.

3.7 Environmental Condition of Property. Seller has not received written notice from any federal, state, or other agency with jurisdiction over the Property (a) that the Property is in violation of any applicable federal, state or other law, ordinance or regulation regarding hazardous materials, or (b) that Seller is in violation of any environmental laws.

3.8 Operation of the Property. Seller covenants that, to the extent it is within Seller’s control, Seller will not voluntarily create or cause or permit a lien or encumbrance to attach to or on the Property between the Effective Date and Closing. Seller shall maintain the Real Property in the ordinary course of business prior to the Closing in substantially the same fashion as it has prior to the Execution Date . Seller shall not enter into or amend any lease or service contract affecting the Property that will bind Purchaser post-Closing without Purchaser’s prior written consent.

3.9 Easement Agreements from Seller. Seller covenants that, at or before Closing, Seller will execute in favor of Purchaser the following easement agreements and any other easement agreements reasonably required to complete the transfer of the Land and to proceed with Purchaser’s proposed development of the Land for industrial warehouse uses (collectively, the “Easements”), and all such Easements to be on terms reasonably satisfactory to Seller and not to unduly burden or unreasonably interfere with Seller’s other property and to provide reciprocal easement rights to Seller, as appropriate (e.g. utility, construction and drainage rights):

(a)	Easement granting Purchaser the right to construct utility facilities (including water, sewer, gas, telecom, and electric) and the right to tap into existing water, sewer, telecom and electric utilities located on Seller’s adjacent real property;

(b)	Easement granting Purchaser temporary construction easements across Seller’s adjacent real property in connection with the work to be performed by Purchaser in connection with its work related to the development including the infrastructure (roads, utilities, drainage, etc.) which work will be done in a manner consistent with Resolution No. 17-2083, from the City Council of Lebanon and with the Ordinance of the City Council of the City of Lebanon, Tennessee No. 00-2059;

(c)	Easement granting Purchaser the permanent right for drainage of storm water to Seller’s adjacent real property and the right to maintain, repair and replace the utilities facilities related to such drainage;

(d)	Easement granting Purchaser the right to grade, cut, fill and balance on the Property and Seller’s adjacent real property containing approximately 150 acres (the “Option Property”) that is subject to that certain Option to Purchase Agreement between Seller and Purchaser dated the date hereof (the “Option Agreement”);

(e)	Easement granting Purchaser permanent access and construction easements as reasonably necessary related to Seller’s adjacent real property (including, without limitation, Marty Robbins Drive and Darrell Waltrip Drive) for the purpose of improving and accessing roadways, sidewalks, and related improvements.

3.10 Survival. The representations, warranties and covenants by Seller in this Agreement shall survive the Closing for a period of six (6) months.

ARTICLE 4: TITLE AND SURVEY

4.1 Title Insurance. Purchaser shall, at Seller’s expense (up to $11,000), within 20 days from the Effective Date, obtain a commitment for owner’s title insurance on the standard ALTA Owner’s Policy Form 2006 (the “Title Commitment”). The Title Commitment and the title policy shall be issued by the Title Company and shall be provided by Purchaser’s attorney. The Title Commitment shall indicate that title is owned by Seller, free and clear of all liens and encumbrances except for the matters agreed to by Purchaser prior to Closing (the “Permitted Exceptions”). At the Closing, the Title Company (i) shall insure that Purchaser is vested with good and marketable fee simple title to the Property, subject only to the Permitted Exceptions and (ii) shall delete the standard exceptions for mechanics and materialmen’s liens, parties in possession, “gap” coverage, and matters which an accurate survey would disclose.

4.2 Survey. Purchaser shall obtain, at Purchaser’s expense, an updated as-built, ALTA survey of the Land (the “Survey”) certified by a licensed surveyor as of a date which follows the Effective Date. Purchaser shall provide Seller with a copy of the Survey. The legal description on the Survey shall replace the legal description of the Land and shall be conveyed to Purchaser at Closing.

4.3 Title and Survey Review. If the Title Commitment or Survey shows matters which are not satisfactory to Purchaser, Purchaser shall give Seller written notice thereof within twenty (20) days following the last to be received by Purchaser of the Title Commitment or Survey (but in no event later than 60 days after the Effective Date), and shall state in writing its objection to the same. Failure to give such notice within said 20-day period shall constitute approval of the Title Commitment and the Survey. Within ten (10) days after receipt of such objections, Seller shall have the right, but shall not be obligated, to cure any objections. If Seller shall fail within such ten (10) day period to cure or commit to cure such objections, then Purchaser may elect, by written notice to Seller, either to: (i) terminate this Agreement and receive a refund of the Earnest Money or (ii) waive all title defects which Seller is unwilling to cure and proceed with Closing hereunder as if said title defects did not exist. Closing may be extended for up to 30 days in order for Seller to cure any title or survey defect which it has committed to cure.

ARTICLE 5: CONDITIONS TO CLOSING

5.1 Closing Conditions. The obligations of Purchaser and Seller to consummate the Closing is expressly conditioned upon the satisfaction of all of the following conditions or the waiver of such conditions by Purchaser and Seller:

(a)	Agreement by Purchaser and Seller of the forms of the Easement Agreements to be executed by Seller at or before Closing.

(b)

Receipt by Purchaser and Seller of evidence in form reasonably satisfactory to Purchaser and Seller that the sale of any real property owned by Seller outside of the speedway and the ring road surrounding it, including the purchase of the Land by Purchaser, will not trigger a default under those certain Variable Rate Tax Exempt Infrastructure Revenue Bonds issued by the Sports Authority of the County of Wilson, Tennessee which has a remaining balance of $16,300,000 as of December 31, 2016 (the “Bonds”) or trigger a draw under the letter of credit securing Seller’s performance under the Bonds.

(c)	Receipt by Purchaser of final approval by the applicable governmental authority of the subdivision of the Land to create a separate legal parcel that permits development of the Land for industrial warehouse use which approval shall include, without limitation, approval of a plat of the Property to be recorded at Closing.

(d)	Receipt by Purchaser and Seller of an executed, recordable full release as to the Land and all other adjacent real property owned by Seller of the Protective Covenant of record at Book 736, Page 754, Register’s Office for Wilson County, Tennessee.

Seller agrees to use its cooperate in good faith with Purchaser’s efforts to satisfy each of the foregoing conditions to Closing. In the event that any of the foregoing conditions are not satisfied or waived by Purchaser and Seller, then Purchaser may extend the date of Closing as permitted by Section 7.2 herein. In the event that Purchaser extends the date of Closing and any of the foregoing conditions are not satisfied or waived by Purchaser and Seller by the new date of Closing, then Purchaser or Seller may terminate this Agreement by providing the other party with written notice and the Earnest Money shall be immediately returned to Purchaser and the parties shall have no further obligations under this Agreement.

ARTICLE 6: CLOSING DELIVERIES

6.1 Closing Documents. Seller shall deliver to Purchaser at or before the Closing a FIRPTA form, an IRS 1099 form, a Closing Statement, the Easement Agreements, and a Special Warranty Deed acceptable to Purchaser’s attorney, conveying title to the Property to Purchaser, free and clear of all liens, encumbrances, easements and restrictions, except the Permitted Exceptions. At Closing, Seller shall also provide a certification that all of Seller’s representations and warranties remain in full force and effect as of the date of Closing.

6.2 Licenses and Permits. Seller shall transfer to Purchaser at or before the Closing such leases, service contracts, agreements, licenses and permits held by Seller with respect to the operation of the Property which are transferable from Seller to Purchaser and which Purchaser elects to assume.

6.3 Title Affidavit. Seller shall deliver at or before the Closing an affidavit and indemnity of Seller, in the form required by the Title Company, stating, among other things, that there are no outstanding unpaid bills for which liens can be attached to the Property and in form sufficient for the Title Company to provide “gap” coverage.

ARTICLE 7: CLOSING

7.1 Closing. The purchase and sale contemplated herein shall be consummated at the Closing (referred to herein as the “Closing”) which shall occur upon the earlier to occur of (i) within 30 days from the date of satisfaction of all closing conditions set forth herein in Article 5 or (ii) 120 days from the Effective Date, subject to the extension rights set forth herein.

7.2 Extension Right. Purchaser and Seller acknowledged that it may be necessary to extend the targeted date of Closing to accommodate required public hearing schedule(s) for any applicable governmental authority or public utility provider related to satisfying the closing conditions set forth herein in Article 5. Purchaser shall have the right to extend the date of Closing to the earlier to occur of (i) the date that is within thirty (30) days after satisfaction of the closing conditions set forth herein in Article 5 or (ii) 180 from the Effective Date, in the event that (a) the closing conditions set forth herein in Article 5 are not satisfied by the targeted date of Closing and (b) Purchaser has completed all or substantially all of the actions described below as of the targeted date of Closing.

(a)	Section 5.1(b) has been fully satisfied;

(b)	Purchaser has submitted formal applications, including required survey, plat and engineering plans, to any applicable governmental authority or public utility provider pursuant to Section 5.1(d) and 5.1(e); and

(c)	Preliminary and/or final public hearing dates, as applicable, pursuant to Section 5.1 (d) and/or Section 5.1(e) shall be on the agenda of an upcoming public hearing of any applicable governmental authority or public utility provider.

Seller and Purchaser also agree to grant any other extension rights which would be commercially reasonable based on the status of the progress toward satisfaction of the conditions to Closing.

7.3 Possession. Possession of the Property shall be transferred to Purchaser on the date of the Closing, subject only to the Permitted Exceptions.

7.4 Closing Costs. At or before Closing Seller shall pay the following costs:

(i) the cost of the Title Commitment, any title search fees, the title premium for the owner’s policy of title insurance,

(ii) any rollback taxes assessed against the Property, and

(iii) any liens against the Property that are not Permitted Exceptions.

At or before Closing Purchaser shall pay the following costs:

(i) the cost of the recording fees and the transfer tax related to the recording of the deed,

(ii) financing costs,

(iii) Survey costs,

(iv) the costs of any environmental site assessment or other inspection reports related to this transaction, and

(v) the costs (including, without limitation, engineering costs, attorneys’ fees, recording fees, and other such charges) required to obtain satisfaction of the conditions set forth in Section 5.1 (c), (d) and (e) herein.

Each party shall pay its own attorney’s fees in connection with this transaction.

7.5 Prorations. Real and personal property ad valorem taxes upon the Property assessed for the year in which Closing occurs (regardless of when due and payable) shall be prorated. If the amount of such taxes for the year in which the Closing occurs cannot reasonably be determined, the apportionment shall be based at Closing upon the amount of such taxes for the next preceding tax year on the unimproved portion of the real estate but shall be readjusted when the amount of such taxes is finally determined. Any back taxes assessed for any year prior to the year in which Closing occurs shall be paid in full by Seller at Closing, including all delinquent and/or interest charges.

ARTICLE 8: CONDEMNATION AND RISK OF LOSS

8.1 Condemnation. In the event of condemnation or receipt of notice of condemnation or taking of any material part of the Property by governmental authority prior to the date of Closing, Purchaser, at its option, shall have the right to terminate this Agreement, and the Earnest Money, shall be refunded to Purchaser, at which time all parties shall be relieved of all right and responsibilities in this Agreement, at law and in equity. If Purchaser does not elect to terminate this Agreement, as aforesaid, then Closing hereunder shall be consummated as herein provided and without reduction of the Purchase Price, but all condemnation awards or payments shall be assigned to Purchaser. In no event shall Seller be under any duty to restore the Property following condemnation.

8.2 Risk of Loss. The risk of loss or damage to the Property prior to Closing by fire or other casualty, act of God, or any other event shall be upon Seller. If all or a part of the Property is damaged, as aforesaid, prior to Closing and the cost to repair exceeds $25,000, Purchaser, at its option, shall have the right to terminate this Agreement, and thereupon the Earnest Money shall be refunded to Purchaser, at which time all parties shall be relieved of all rights and responsibilities in the Agreement, at law and in equity. If Purchaser does not elect to terminate, as aforesaid, then Closing hereunder shall be consummated as herein provided, without reduction of the Purchase Price, but all insurance proceeds payable as a result of such damage or casualty, if any, but only up to the amount of the Purchase Price (other than proceeds from loss of rent insurance for the period prior to the Closing which shall be paid to Seller), shall be assigned to Purchaser and all causes of action of Seller arising out of said damage shall be assigned to Purchaser. In no event shall Seller be under any duty to restore the Property following such damage or casualty.

ARTICLE 9: NO REAL ESTATE COMMISSION

9.1 No Real Estate Commission. Seller and Purchaser represent and warrant to each other that neither Seller nor Purchaser has dealt with, consulted or engaged any real estate broker, or agent.

9.2 Hold Harmless. Each party (an “Indemnitor”) hereby agrees to indemnify and hold the other party (the “Indemnitee”) harmless from any liability, claim or demand, cost or expense, including reasonable attorneys’ fees the Indemnitee may suffer or incur by reason of the claims of any real estate broker or agent other than as provided in Section 8.1 above who may claim to have dealt with, consulted or been engaged by Indemnitor in connection with this transaction. Notwithstanding anything contained herein to the contrary, this indemnity shall survive Closing or termination of this Agreement and shall not be subject to the limitations on remedies contained in Article 9 below.

ARTICLE 10: DEFAULT

10.1 Default by Purchaser. In the event that Purchaser fails to perform under this Agreement, including the failure to consummate the purchase of the Property under the terms stated in this Agreement, Seller shall have the following exclusive remedy: Seller shall terminate this Agreement after providing written notice to Purchaser and a two (2) business day period to cure, and Seller shall retain the Earnest Money as liquidated damages. Seller agrees that the remedies set forth in this Agreement are fair and equitable and Seller agrees that it will not assert the lack of mutuality of remedies as a defense in the event of a dispute.

10.2 Default by Seller. If Seller fails to perform under this Agreement, Purchaser shall have the right, after providing written notice to Seller and a five (5) business day period to cure, either (i) to receive back the Earnest Money, and thereby terminate this Agreement, or (ii) to require specific performance on the part of Seller and receive any attorneys’ fees and expenses related to the enforcement of Purchaser’s rights under this Agreement, but shall have no other remedies at law or in equity. Purchaser agrees that the remedies set forth in this Agreement are fair and equitable and Purchaser agrees that it will not assert the lack of mutuality of remedies as a defense in the event of a dispute. Notwithstanding the foregoing, if specific performance is made unavailable as a remedy to Purchaser by Seller’s affirmative acts or intentional omissions, Purchaser will be entitled to pursue all rights and remedies available at law or in equity. The provisions of this Section 9.2 shall not limit any rights or remedies Purchaser may have after Closing with respect to those representations, warranties, indemnities or other provisions of this Agreement that survive Closing or under the deed, assignments or other documents entered into at Closing pursuant to this Agreement.

10.3 Indemnity Survival. The foregoing provisions relating to liquidated damages shall not apply in any way to the indemnities provided by each party to the other pursuant to this Agreement.

ARTICLE 11: MISCELLANEOUS PROVISIONS

11.1 Completeness; Waiver. This Agreement constitutes the final, complete, exclusive and entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. Failure by Seller and Purchaser to insist upon or enforce any of its rights hereto shall not constitute a waiver thereof, except as provided herein.

11.2 Assignment and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective heirs, permitted successors, permitted assigns, beneficial owners and representatives. The rights of Purchaser under this Agreement shall be transferable or assignable by Purchaser, in whole or part, without Seller’s prior consent.

11.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee. The parties agree that the venue for any litigation arising out of this Agreement shall be the court of competent jurisdiction in Wilson County, Tennessee.

11.4 Counterparts/Facsimiles/PDF. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Execution evidenced by facsimile signature and/or PDF signature shall be deemed an original for all purposes.

11.5 Notice. All notices, consents and other communications hereunder shall be in writing and shall be (i) personally delivered or (ii) sent by a nationally recognized overnight courier service or (iii) sent by first class, registered or certified mail, return receipt requested, postage prepaid as follows:

(a)	If to Seller, to the address stated below, or to such address as may have been furnished by Seller to Purchaser in writing:

Nashville Speedway, USA, Inc.
Attn: Klaus M. Belohoubek, Esq.
Senior Vice President – General Counsel
3411 Silverside Road
Tatnall Bldg., Suite 201
Wilmington, DE 19810

(b)	If to Purchaser, to the address stated below, or to such other address as may have been furnished by Purchaser to Seller in writing:

PDC TN/FL, LLC
Attn: Whitfield Hamilton
35 Music Square East, Suite 301
Nashville, TN 37203

with copy to:	C. Mark Carver, Esq.
Sherrard Roe Voigt & Harbison, PLC
150 Third Avenue South, Suite 1100
Nashville, TN 37201

Any such notice, request, consent or other communications shall be deemed received (i) at such time as it is personally delivered by hand, (ii) one business day after deposit with a courier delivery service, or (iii) on the third business day after it is mailed, as the case may be.

11.6 Further Assurances. The parties shall execute such additional documents and do such other acts as may be reasonably required to carry out the intent of this Agreement. Without limitation, Seller shall make available resolutions, certificates of existence, by-laws, operating agreements, and such other documents as may be required to evidence Seller’s power and authority to carry out this Agreement.

11.7 Time of the Essence. Time is of the essence with respect to the performance of each of the covenants and agreements under this Agreement.

11.8 Attorneys’ Fees. In the event that a party hereto engages attorneys to enforce its rights in connection with or related to this Agreement (including suits after Closing which are based on or related to this Agreement), the prevailing party in any such action shall be entitled to receive from the non-prevailing party its reasonable attorneys’ fees and costs, and court costs.

11.9 Business Day. If any date or any period provided in this Agreement ends on a Saturday, Sunday or legal holiday, the applicable period shall be extended to the first business day following such Saturday, Sunday or legal holiday.

11.10 Representation by Counsel. The parties acknowledge that each party to this Agreement has been represented by counsel and such counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed or constructed against the party who has drafted or caused the Agreement to be drafted.

11.11 Notice by Counsel. Anything contained in this Agreement to the contrary notwithstanding, all notices pursuant to this Agreement, whether from Seller to Purchaser or from Purchaser to Seller, will be effective if executed by and sent by the attorney of the party sending such notice. Purchaser and Seller hereby agree that if a notice is given hereunder by counsel, such counsel may communicate directly in writing with all principals, as may be required to comply with the notice provisions of this Agreement.

11.12 Confidentiality. The Confidentiality Agreement between the parties dated June 22, 2015 shall remain in force, however, Seller will be allowed to file this Agreement and material amendments thereto with the Securities Exchange Commission.

SIGNATURES ON FOLLOWING PAGE:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

PURCHASER:	PDC TN/FL, LLC, a Delaware limited liability company

	By:	/s/ Whitfield Hamilton
Whitfield Hamilton, Local Partner

SELLER:	NASHVILLE SPEEDWAY, USA, INC., a Delaware corporation

	By:	/s/ Klaus M. Belohoubek
Klaus M. Belohoubek,
Senior Vice President –General Counsel

EXHIBIT A

DRAWING SHOWING THE APPROXIMATE LOCATION OF THE LAND

GWYNN ROAD
BILL FRANCE BOULEVARD (SR 452)

SPEEDWAY INDUSTRIAL - SALE PROPERTY EXHIBIT

PANATTONI DEVELOPMENT COMPANY - LEBANON, TENNESSEE

Kimley»Horn

AUGUST 16, 2017